CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-2 (No. 333-65364) and Form S-8 (No. 333-42153) of our report dated October 18, 2002 relating to the consolidated financial statements of Cenex Harvest States Cooperatives for the year ended August 31, 2002, which appear in this Annual Report on Form 10-K.




PricewaterhouseCoopers LLP


Minneapolis, Minnesota
November 21, 2002